SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                         (Amendment No. ______1_______)*


                                 VIRYANET, LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                  Ordinary Shares, NIS 0.10 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    M 9754010
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |_| Rule 13d-1(c)

                  |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

NY2:\1012375\04\LP5J04!.DOC\47660.1434

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            CUSIP No. M 9754010                                  13G                                  Page 2 of 10 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GE Capital Equity Holdings, Inc.
               06-1448607
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                           0
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                          87,657
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                            0
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                           87,657
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               87,657
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                             [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.4%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
-------------- --------------------------------------------------------------------------------------------------------------------
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            CUSIP No. M 9754010                                  13G                                  Page 3 of 10 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Capital Corporation
               13-1500700
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0 (includes all shares beneficially owned by GE Capital Equity Holdings, Inc.)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           87,657 (includes all shares beneficially owned by GE Capital Equity Holdings, Inc.)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             0 (includes all shares beneficially owned by GE Capital Equity Holdings, Inc.)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            87,657 (includes all shares beneficially owned by GE Capital Equity Holdings, Inc.)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               87,657 (includes all shares beneficially owned by GE Capital Equity Holdings, Inc.)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                          [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0.4%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                 CO
-------------- --------------------------------------------------------------------------------------------------------------------
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            CUSIP No. M 9754010                                  13G                                  Page 4 of 10 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Capital Services, Inc.
               06-1109503
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                          [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------
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            CUSIP No. M 9754010                                  13G                                  Page 5 of 10 Pages
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-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Company
                  14-0689340
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares is disclaimed by General Electric Company.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                               [X]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

Item 1.  Name of Issuer and Address of Issuer's Principal Executive Offices:

         (a) and (b) This statement relates to the ordinary shares, NIS 0.10 par value per share (the "Ordinary Shares"), of ViryaNet, Ltd., an Israeli company (the "Issuer"). The address of the principal executive offices of the Issuer is 5 Kiryat Hamada Street, Science Based Industrial Campus, P.O. Box 23052, Har Hotzvim, Jerusalem 91230, Israel.

Item 2.  Person Filing:

         (a)-(c)  This statement is being filed by:

                  GE Capital Equity Holdings, Inc., a Delaware corporation ("GECEH");
                  General Electric Capital Corporation, a Delaware corporation ("GE Capital");
                  General Electric Capital Services, Inc., a Delaware corporation ("GECS"); and
                  General Electric Company, a New York corporation ("GE").

         The agreement among each of GECEH, GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECEH is a subsidiary of GE Capital, GE Capital is a subsidiary of GECS, and GECS is a subsidiary of GE. GECEH's principal business office is located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital's and GECS' principal business office are located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE's principal business office is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

         (d)-(e) This statement relates to the Ordinary Shares of the Issuer. The CUSIP No. for such shares is M 9754010.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

         N/A

Item 4.  Ownership.

         (a)-(c) The response of GECEH, GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 on each of their respective Cover Sheets which relate to the beneficial ownership of the Ordinary Shares of the Issuer is incorporated herein by reference.

         Each of GECS and GE hereby expressly disclaims beneficial ownership of the ordinary shares owned by GECEH.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: |X|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10.  Certification.

         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2002

                        GE CAPITAL EQUITY HOLDINGS, INC.



                        By:    /s/ Barbara J. Gould
                           ----------------------------------------------------
                            Name:  Barbara J. Gould
                            Title: Managing Director


                        GENERAL ELECTRIC CAPITAL CORPORATION



                        By:    /s/ Barbara J. Gould
                           ----------------------------------------------------
                            Name:  Barbara J. Gould
                            Title: Department Operations Manager


                        GENERAL ELECTRIC CAPITAL SERVICES, INC.



                        By:    /s/ Barbara J. Gould
                           ----------------------------------------------------
                            Name:  Barbara J. Gould
                            Title: Attorney-in-fact


                        GENERAL ELECTRIC COMPANY



                        By:    /s/ Barbara J. Gould
                           ----------------------------------------------------
                            Name:  Barbara J. Gould
                            Title: Attorney-in-fact

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                                  EXHIBIT INDEX



         Exhibit                            Description
         -------                            -----------

            A Joint Filing Agreement, dated February 7, 2002, among GECEH, GE Capital, GECS and GE, to file joint statement on Schedule 13G.

            B Power of Attorney, dated as of February 22, 2000, appointing Barbara J. Gould as attorney-in-fact for General Electric Company.

            C Power of Attorney, dated as of February 22, 2000, appointing Barbara J. Gould as attorney-in-fact for General Electric Capital Services, Inc.